Exhibit 10.1
TERMINATION AGREEMENT

        THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of the 9th of November 2010, by and between Kensington Leasing, Ltd., a Nevada corporation (“Kensington”), and WealthMakers, Ltd., a Wyoming corporation (“WealthMakers”).

RECITALS

A.      Kensington and WealthMakers previously entered into that certain Share Exchange Agreement, dated as of August 27, 2010 (“Exchange Agreement”), pursuant to which Kensington agreed to issue to WealthMakers (or the shareholders of WealthMakers) 3,838,500 shares of common stock of Kensington (the “Kensington Shares”) in exchange for all of the 15,354,00 outstanding shares of common stock of WealthMakers (the “WealthMakers Shares”).

B.       Kensington and WealthMakers desire to terminate the Exchange Agreement.

AGREEMENT

                1.        Termination of Exchange Agreement. The parties hereto hereby terminate the Exchange Agreement.

                2.        Releases

(a)  Kensington and each of its officers, directors, shareholders, employees, agents and attorneys; its predecessors, successors, assignors and assignees; its affiliates; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, with Kensington, the “Kensington Releasors”) do hereby release and forever discharge WealthMakers and its affiliates and their respective officers, directors, employees, shareholders, agents and attorneys; their respective predecessors, successors, assignors and assignees; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, the “WealthMakers Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, whether known or unknown, fixed or contingent, which the Kensington Releasors now or may hereafter have against the WealthMakers Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof which is based upon, arises out of, or relates to the Exchange Agreement.

(b)  WealthMakers and each of its officers, directors, shareholders, employees, agents and attorneys; its predecessors, successors, assignors and assignees; its affiliates; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, with WealthMakers, the “WealthMakers Releasors”) do hereby release and forever discharge Kensington and its affiliates and their respective officers, directors, employees, shareholders, agents and attorneys; their respective predecessors, successors, assignors and assignees; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, the “Kensington Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, whether known or unknown, fixed or contingent, which the WealthMakers Releasors now or may hereafter have against the Kensington Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof which is based upon, arises out of, or relates to the Exchange Agreement.

(c)  The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which either party does not suspect to exist in its favor which, if known at the time of executing this Agreement, might have affected its actions, and therefore each party expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

           Each party hereby waives and relinquishes all rights and benefits that it has or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that he, she or it may lawfully waive such rights.

3.        Miscellaneous.

(a)      Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(b)  Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(c)       Binding Nature of Agreement; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer his rights or obligations under this Agreement without the prior consent of the other party hereto.

(d)  Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto, with respect thereto.

(e)  Severability.  In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

(f)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

(g)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Neither Kensington nor WealthMakers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

           IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

KENSINGTON LEASING, LTD.

By:	/s/ Angelique de Maison
Name: Angelique de Maison
Title: Chief Executive Officer and Chairman

WEALTHMAKERS, LTD.

By:	/s/ Zirk Engelbrecht
Name: Zirk Engelbrecht
Title: Chief Executive Officer and Chairman